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                                                              EXHIBIT 23(D)(iii)

                          LORD ABBETT SERIES FUND, INC.

                                                      Dated as of March 14, 2003

                        Addendum to Management Agreement
                      between Lord Abbett Series Fund, Inc.
                           and Lord, Abbett & Co. LLC
                    Dated December 1, 1989 (the "Agreement")
                    ----------------------------------------

          Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Series Fund, Inc. (the "Fund") on behalf of the following three classes of the Fund (each a "Portfolio"), the All Value Portfolio, the America's Value Portfolio and the Growth Opportunities Portfolio, do hereby agree that the annual management fee rate for each Portfolio with respect to paragraph 2 of the Agreement shall be as follows: .75% of the average daily net assets of the All Value Portfolio, .75% of the average daily net assets of the America's Value Portfolio and .90% of the average daily net assets of the Growth Opportunities Portfolio.

          For purposes of Section 15 (a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.

                             LORD, ABBETT & CO. LLC


                           BY:  /s/ ROBERT S. DOW
                                -----------------
                                Robert S. Dow
                                Managing Member


                          LORD ABBETT SERIES FUND, INC.
      (on behalf of the All Value Portfolio, the America's Value Portfolio
                     and the Growth Opportunities Portfolio)


                           BY:  /s/ PAUL A. HILSTAD
                                -------------------
                                Paul A. Hilstad
                                Vice President and Secretary


Dated: March 14, 2003